SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
    TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

                          FIRST MONTAUK FINANCIAL CORP
                                (NAME OF ISSUER)

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   32100 6108
                                 (CUSIP NUMBER)

                                   Jim Mulkin
                           203052 Shady Knoll Drive,
                            Bonita Springs, FL 34135
                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
               AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                October 1, 2004
         (Date of Event which Requires Filing Statement on Schedule 13D)

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX [ ].

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INTITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 15 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP NO 3210061 08
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1.    NAMES OF REPORTING PERSONS

      BMAC CORP

      IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      90-0197212
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [X]
                                                               (b) [ ]
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3.    SEC USE ONLY


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4.    SOURCE OF FUNDS

      PF
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5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(D) or 2(E)                                                 [_]

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6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      CARSON CITY, NEVADA

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       NUMBER OF        7.   SOLE VOTING POWER           980,500 shares
        SHARES          --------------------------------------------------------
      BENEFICIALLY      8.   SHARED VOTING POWER                      0
       OWNED BY         --------------------------------------------------------
         EACH           9.   SOLE DISPOSITIVE POWER      980,500 shares
       REPORTING        --------------------------------------------------------
        PERSON
         WITH           10.  SHARED DISPOSITIVE POWER                 0
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11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      980,500 shares

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12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]

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13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%

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14.   TYPE OF REPORTING PERSON

      CO

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

ITEM 1. SECURITY AND ISSUER.

Common Stock,
First Montauk Financial Corp.
Pkway 109 Office Ctr,
328 Newman Springs Rd.,
Red Bank, NJ 07701

ITEM 2. IDENTITY AND BACKGROUND.

      (a)-(c) BMAC Corp. 502 East John Street, Carson City Nevada

      (d), (e)
      (A) No
      (B) No

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Personal funds; $686,350. No borrowing.

ITEM 4. PURPOSE OF TRANSACTION.

Change or influence control of issuer, including recommendation of management changes and structure of Board of Directors, or as a participant with others in a transaction having that purpose.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

980,500 shares of common stock; 9.8%.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

None.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

None.

                                   SIGNATURES

      AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED: October 5, 2004                         /s/ Amnon Kawa
                                               ---------------------------------
                                               Amnon Kawa